Exhibit 99.1

Metropolitan Health Networks Reports Second Quarter 2012 Results

Company Announces Expansion of its Successful Medical Management Model into Cincinnati and Indianapolis Markets

BOCA RATON, Fla.--(BUSINESS WIRE)--August 9, 2012--Metropolitan Health Networks, Inc. (NYSE: MDF) (the “Company”), a leading provider of health care services in Florida, today announced its financial results for the quarter and six months ended June 30, 2012. In addition, the Company announced expansion of its core business outside of Florida. Highlights include:

  Customer count of 77,600 compared to 34,000 at June 30, 2011 and 71,700 at December 31, 2011;
  Second quarter revenue of $193.4 million compared to $97.3 million last year;
  Net income of $2.9 million compared to $5.9 million in the second quarter of 2011;
  Fully diluted earnings per share for the second quarter of $0.07 compared to $0.14 in the year earlier period;
  Adjusted EBITDA from continuing operations of $17.6 million compared to $10.3 million in the second quarter of 2011; and,
  The Company enters Cincinnati and Indianapolis markets, responsible for approximately 9,900 Humana (Humana Inc. NYSE: HUM) Medicare Advantage customers.

Second Quarter Financial Highlights:

Revenue for the second quarter of 2012 was $193.4 million compared to $97.3 million for the second quarter of 2011, an increase of $96.1 million or 98.8%. The growth was driven primarily by the acquisition of Continucare in October 2011, the net addition of customers under risk arrangements, and the increased risk scores of the Company’s customers.

The increase in the Company’s customer base also resulted in an increase in total medical expense from $80.7 million in the second quarter of 2011 to $165.0 million in the second quarter of 2012, providing for a medical expense ratio (“MER”) of 85.3% compared to 83.0% for the second quarter of 2011. The increase in MER was driven primarily by lower than average risk scores resulting in lower than average revenue and higher claims expense associated with a new Medicare Advantage payor contract (the “New Payor Contract”) added during the first quarter of 2012. This New Payor Contract represents approximately 6,600 customers and resulted in a pre-tax loss of $3.6 million in the second quarter of 2012 for this customer group. Excluding the revenue and medical costs associated with the New Payor Contract, MER for the second quarter would have been 82.1%, a lower MER than for the same period in 2011. While no amendment to the New Payor Contract is in place, the Medicare Advantage payor has indicated a willingness to amend the agreement. The Company is currently negotiating certain modifications to this New Payor Contract and remains optimistic that the contract modifications will offset these unanticipated financial results. The Company does have the option to terminate the New Payor Contract upon 120 days’ notice.

Gross profit was $28.4 million for the second quarter of 2012 compared to $16.6 million for the same quarter in 2011, an increase of $11.8 million or 71.1%. Excluding losses from the New Payor Contract, gross profit would have been $32.0 million for the second quarter of 2012, an increase of $15.4 million or 92.8% over the same period of 2011.

Operating expenses increased to $16.0 million for the second quarter of 2012 as compared to $6.2 million for the same period in 2011, an increase of $9.8 million or 158.1%. The increase in operating expenses is primarily due to the additional expenses of Continucare, an increase in amortization expense of $3.1 million related to the amortizable intangible assets recorded with the Continucare acquisition, and $0.9 million of non-recurring legal and accounting fees related to the filing of a “shelf” registration and other projects.

Other expense increased by $7.4 million due primarily to an increase in interest expense of $8.1 million for the second quarter of 2012 related to the debt used to finance the Continucare acquisition.

Net income was $2.9 million compared to $5.9 million in the second quarter of 2011 resulting in basic and diluted earnings per share of $0.07 for the second quarter of 2012 as compared to $0.15, basic, and $0.14, diluted, for the same period in 2011. The after tax loss on the New Payor Contract and the non-recurring legal, accounting, and other project fees mentioned above, reduced both basic and diluted earnings per share by $0.06. Weighted average common shares outstanding used to compute diluted earnings per share for the second quarters of 2012 and 2011 were 45.6 million and 42.0 million, respectively.

Adjusted EBITDA from continuing operations amounted to $17.6 million for the 2012 second quarter compared to $10.3 million in the 2011 period. Excluding the negative effects of the New Payor Contract, Adjusted EBITDA would have been $21.2 million for the second quarter of 2012. Adjusted EBITDA from continuing operations is not defined under U.S. GAAP and it may not be comparable to similarly titled measures reported by other companies.

Six Months Year to Date Financial Highlights:

Revenue for the six months ended June 30, 2012 totaled $388.7 million compared to $192.0 million for the prior year period, an increase of $196.7 million or 102.4%. Total medical expense for the first half of 2012 was $322.3 million compared to $156.2 million, an increase of $166.1 million or 106.3%. The Company’s MER was 82.9% in the first six months of 2012 compared to 81.4% in the prior year period and 79.0% for all of 2011. The first half of 2012 was negatively impacted by a pre-tax $4.4 million loss due to the New Payor Contract. Excluding the revenue and medical costs associated with the New Payor Contract, the MER for the period would have been 80.3%, lower than the MER for the first half of 2011.

Operating expenses increased to $32.7 million for the first six months of 2012 as compared to $12.6 million for the same period in 2011, an increase of $20.1 million or 159.5%. The increase in operating expenses is primarily due to the additional expenses of Continucare, an increase in amortization expense of $6.2 million, related to the amortizable intangible assets recorded in the Continucare acquisition, as well as $1.4 million of non-recurring legal and accounting expenses.

Other expense increased by $15.8 million due primarily to an increase in interest expense of $16.4 million for the first six months of 2012 related to the debt used to finance the Continucare acquisition.

Net income was $10.8 million, or $0.26 per basic share and $0.24 per diluted share, compared to net income of $13.9 million, or $0.35 per basic share and $0.33 per diluted share for the same period of 2011. The after tax impact of the loss associated with the New Payor Contract and the non-recurring legal and accounting expenses reduced both basic and diluted earnings per share by $0.08. Weighted average common shares outstanding used to compute diluted earnings per share for the six month periods ended June 30, 2012 and 2011, were 45.5 million and 42.0 million, respectively.

Adjusted EBITDA from continuing operations amounted to $43.7 million for the six month period compared to $24.2 million in the 2011 period. Excluding the negative effects of the New Payor Contract, Adjusted EBITDA would have been $48.1 million for the period.

Customer Information:

Customers at June 30, 2012 totaled 77,600 compared to 34,000 a year earlier, and 71,700 at December 31, 2011. The 77,600 customers are comprised of 69,400 customers cared for under risk arrangements and 8,200 under non-risk arrangements. Of the total number of customers reported at the end of the quarter, 61,400 were Medicare Advantage, 12,800 were Medicaid, and 3,400 were commercial customers. Total customer months, the combined total customers for each month of the period, was 470,100 in the first half of 2012, up from 205,100 in the same period of 2011.

Balance Sheet Highlights:

Cash, cash equivalents and short-term investments totaled $44.4 million at June 30, 2012 compared to $18.3 million at December 31, 2011. Net working capital increased to $51.8 million at June 30, 2012 from $43.2 million at December 31, 2011. Long-term debt, including the current portion, amounted to $310.5 million at June 30, 2012, down from $320.7 million at December 31, 2011. Stockholders’ equity increased to $118.2 million compared to $104.6 million at December 31, 2011.

The Company expects to receive payments for retroactive risk score adjustments of $11.4 million and $2.7 million in August and September, respectively.

Third Quarter Update - Out of State Expansion:

The Company’s newly formed subsidiary, Symphony Health Partners, Inc., has entered into a new Joint Venture with Humana to manage the provision of health care services to approximately 9,900 Humana Medicare Advantage members in the Cincinnati and Northern Kentucky service area and the Indianapolis service area. The Joint Venture, named Symphony Health Partners – Midwest, LLC (“Symphony”), is majority owned by the Company.

Cincinnati and Northern Kentucky Service Area:

Symphony has entered into a graduating risk arrangement with Humana pursuant to which it has agreed to manage the provision of health care services to approximately 7,600 Humana Medicare Advantage members in the Cincinnati and Northern Kentucky service area. Under this new arrangement, Symphony will receive a monthly administrative fee based on the underlying membership in 2012 and 2013. In addition, during 2012 and 2013, Symphony will be entitled to share in any surplus that may be generated on this membership. The arrangement shifts to a limited risk basis beginning in 2014, followed by full-risk 2015. Symphony will reflect only the monthly administrative fees as income and associated general and administrative expenses incurred during the non-risk periods, consistent with the Company’s policies relating to other non-risk business. It will not reflect the share of Medicare Advantage premiums nor the associated full medical expenses for these members during the non-risk periods.

The operative agreement for these service areas was finalized in August 2012 and the arrangement is retroactively effective as of January 1, 2012. The membership numbers otherwise included in this press release do not reflect these additional members.

Indianapolis Service Area:

In August, Symphony entered into a graduating risk arrangement, similar to the Cincinnati and Northern Kentucky arrangement discussed above, covering approximately 2,300 Humana Medicare Advantage members in the Indianapolis market. The arrangement is effective August 1, 2012 and is non-risk through 2013, shifting to limited risk in 2014, followed by full-risk beginning in 2015. The membership numbers otherwise included in this press release also do not reflect these additional members.

“Metropolitan is well-positioned to capitalize on the opportunities that will result from the dynamically changing health care landscape,” states Michael Earley, Chairman and CEO of Metropolitan Health Networks, Inc.

Commenting on the Company’s financial results and on recent initiatives, Michael Earley, Metropolitan Health Networks’ Chairman and CEO, stated, “The report for this quarter reflects a lot of vectors in Metropolitan’s business. Although our operating performance year-to-date was impacted by a new piece of business where we gained 6,600 Medicare Advantage risk lives that have since resulted in losses, we believe we can modify our contract with this partner to make this a viable business for us in the near future, making this an important growth opportunity for us with another payor.”

Earley continued, “Additionally we picked up new membership this year, and perhaps more importantly, new markets. First we entered the panhandle in Florida with Humana, effective January, and now we are pleased to expand outside of Florida into the Cincinnati and Indianapolis markets with nearly 10,000 new lives. As it takes time to adequately evaluate the market, build relationships with physicians, identify opportunities for improvement, and implement our clinical risk management programs and systems, we believe we have appropriately positioned this new business moving from non-risk to risk over a period of years. These achievements represent real growth and expanding long term opportunities. From this perspective the future continues to look bright as it becomes clear that we are becoming a partner of choice for payors looking for expertise and experience in managing their Medicare Advantage business.”

“A performance measure equally as important as growth is MER. Adjusted for the 6,600 customer block of business discussed above, our MER would have been 80.3% for the six month period of 2012. This compares to 81.4% and 79.0% for the first six months and full year of 2011, respectively. Consistent with margin pressures in the Medicare Advantage business noted among some payors, we have seen an uptick in utilization and related medical costs, but we are pleased with our performance being in the 80% neighborhood. We continue to work on both the expense and revenue numbers in the MER calculation recognizing the likelihood of increasing pressure on margins long-term,” Earley commented further.

Concluding, the CEO stated, “The health care industry is rapidly shifting to a risk-based, accountable model, a model we have executed for many years. Growth will continue and with it will come additional short-term risks and costs. We continue to believe that Metropolitan is well-positioned to capitalize on the opportunities that will result from the dynamically changing health care landscape and we are enthusiastic about our future prospects.”

Conference Call Information:

Metropolitan Health Networks will hold a conference call and webcast slide presentation to review its second quarter 2012 results on Thursday, August 9, 2012 at 11:00 a.m. Eastern. The call and webcast will be hosted by Michael Earley, Chairman and Chief Executive Officer. Interested parties may access the conference call by dialing the following numbers: (888) 206-4075 (domestic) or (847) 413-9016 (international), pass code # 33025360. The call and webcast will also be available via web cast at www.metropolitanhealthnetworks.com, or http://www.fulldisclosure.com

Participants may pre-register for the call at: https://www.yourconferencecenter.com/confcenter/PinCode/Pin_Code.aspx?100374&o=UkmHYnHZkQFWUH

Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

If you are unable to participate, an audio replay of the call will be available beginning two hours after the call and will be available until 11:59 p.m. on August 16, 2012, by dialing (888) 843-7419 (domestic) or (630) 652-3042 (international) using confirmation pass code 6098060#.

About Metropolitan Health Networks, Inc.:

Metropolitan is a growing health care company that provides and coordinates comprehensive health care services for Medicare Advantage, Medicaid, and other customers through its primary care-centric businesses, MetCare of Florida, Inc., Continucare Corporation, and Symphony Health Partners, Inc. Metropolitan currently owns and operates 33 medical centers and contracts with a network of independent primary care practices. To learn more about Metropolitan Health Networks, Inc. please visit its website at www.metropolitanhealthnetworks.com.

Note Regarding Use of Non-GAAP Financial Measures

Adjusted EBITDA is not defined under generally accepted accounting principles ("GAAP") and it may not be comparable to similarly titled measures reported by other companies. Metropolitan uses Adjusted EBITDA, along with other GAAP measures, as a measure of profitability because Adjusted EBITDA helps Metropolitan’s management to compare Metropolitan’s performance on a consistent basis by removing from Metropolitan’s operating results the impact of its capital structure, the accounting methods used to compute depreciation and amortization and the effect of non-cash stock-based compensation expense and the impairment charge. Metropolitan’s management believes Adjusted EBITDA is useful to investors as it is a widely used measure of performance and the adjustments made to Adjusted EBITDA provide further clarity on Metropolitan’s profitability. Metropolitan removes the effect of non-cash stock-based compensation from its earnings, which can vary based on share price, share price volatility and expected life of the equity instruments Metropolitan grants. In addition, this stock-based compensation expense does not result in cash payments by Metropolitan. Metropolitan also removes the effect of impairment charges since this is a non-cash expense that does not result in cash payments. Adjusted EBITDA has limitations as a profitability measure in that it does not include the interest expense on Metropolitan’s debts, provisions for income taxes, the effect of expenditures for capital assets, the effect of non-cash stock-based compensation expense and the effect of asset impairments. A reconciliation of Adjusted EBITDA to net income is included in the accompanying tables.

Forward Looking Statements:

Except for historical matters contained herein, statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Without limiting the generality of the foregoing, words such as “may”, “will”, “to”, “plan”, “expect”, “believe”, “anticipate”, “intend”, “could”, “would”, “estimate”, or “continue” or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements.

Investors and others are cautioned that a variety of factors, including certain risks, may affect our business and cause actual results to differ materially from those set forth in the forward-looking statements. These risk factors include, without limitation: (i) the impact of our significantly increased levels of indebtedness on our funding costs, operating flexibility and ability to fund ongoing operations with additional borrowings, particularly in light of ongoing volatility in the credit and capital markets; (ii) our ability to operate pursuant to the terms of our debt obligations; (iii) our ability to integrate the acquired operations of Continucare and to realize the anticipated revenues, economies of scale, cost synergies and productivity gains in connection with the merger and any other acquisitions that that we may undertake, as and when planned, including the potential for unanticipated issues, expenses and liabilities associated with those acquisitions and the risk that Continucare fails to meet its expected financial and operating targets; (iv) the potential for diversion of management time and resources in seeking to integrate Continucare’s operations, (v) our ability to successfully establish a presence in new geographic markets (vi) our ability to meet our cost projections under various provider agreements with Humana; (vii) our ability to reach an agreement to amend the New Payor Contract on favorable terms, (viii) our failure to accurately estimate incurred but not reported medical benefits expense; (ix) pricing pressures exerted on us by managed care organizations and the level of payments we indirectly receive under governmental programs or from other payors; (x) our still limited ability to predict the direct and indirect effects of the health care reform laws adopted in 2010; (xi) future legislation and changes in governmental regulations; (xii ) the impact of Medicare Risk Adjustments on payments we receive for our managed care operations; and (xiii) a loss of any of our significant contracts or our ability to increase the number of Medicare eligible patient lives we manage under these contracts. Metropolitan is also subject to the risks and uncertainties described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, which is expected to be filed shortly.

METROPOLITAN HEALTH NETWORKS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
	June 30, 2012	December 31,
	(unaudited)	2011
	(in thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and equivalents	$43,369	$17,277
Investments, at fair value	1,007	1,003
Due from HMOs, net	33,210	40,241
Deferred income taxes	925	949
Prepaid income taxes	191	3,717
Prepaid expense and other current assets	5,160	4,936
Current assets held for sale	5,624	4,017
TOTAL CURRENT ASSETS	89,486	72,140

PROPERTY AND EQUIPMENT, net	20,740	20,296
OTHER INTANGIBLE ASSETS, net	92,357	98,731
GOODWILL	262,610	262,610
DEFERRED FINANCING COSTS	8,348	9,882
OTHER ASSETS	1,253	1,100
NON-CURRENT ASSETS HELD FOR SALE	4,517	4,987
TOTAL ASSETS	$479,311	$469,746

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$458	$907
Accrued payroll and payroll taxes	3,658	6,488
Due to HMO, net	6,427	-
Accrued expenses	4,791	5,575
Accrued interest payable	6,761	2,434
Current portion of long-term debt	14,713	12,538
Current liabilities held for sale	888	956
TOTAL CURRENT LIABILITIES	37,696	28,898

LONG-TERM DEBT, net of current portion and original issue discount of $10.7 million and $12.1 million at June 30, 2012 and
December 31, 2011, respectively	285,227	296,025
DEFERRED INCOME TAXES	38,219	40,175
NON-CURRENT LIABILITIES HELD FOR SALE	3	4
TOTAL LIABILITIES	361,145	365,102

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, par value $.001 per share; 10,000,000 shares authorized;
Series A preferred stock, stated value $100 per share; 5,000 issued and
outstanding	500	500
Common stock, par value $.001 per share; 80,000,000 shares authorized;
44,220,000 and 43,751,000 issued and outstanding at June 30, 2012
and December 31, 2011, respectively	44	44
Additional paid-in capital	39,610	36,740
Accumulated other comprehensive (loss)	(356)	(110)
Retained earnings	78,368	67,470
TOTAL STOCKHOLDERS' EQUITY	118,166	104,644
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$479,311	$469,746

The accompanying notes are an integral part of the condensed consolidated financial statements.

METROPOLITAN HEALTH NETWORKS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Three Months Ended June 30,
	2012	2011
	(unaudited)	(unaudited)
	(in thousands, except per share data)
REVENUE	$193,408	$97,320

MEDICAL EXPENSE
Medical claims expense	150,730	76,083
Medical practice costs	14,288	4,646
Total Medical Expense	165,018	80,729
GROSS PROFIT	28,390	16,591

OPERATING EXPENSES
Payroll, payroll taxes and benefits	7,871	3,858
General and administrative	4,731	2,201
Marketing and advertising	222	52
Amortization of intangible assets	3,187	100
Total Operating Expenses	16,011	6,211
OPERATING INCOME	12,379	10,380
OTHER (EXPENSE) INCOME:
Interest expense	(8,134)	-
Investment income	3	281
Transaction costs	-	(1,015)
Other expense	-	(10)
Total Other (Expense) Income	(8,131)	(744)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	4,248	9,636
INCOME TAX EXPENSE	1,651	3,710
INCOME FROM CONTINUING OPERATIONS	2,597	5,926

INCOME FROM DISCONTINUED OPERATIONS, net of income tax expense of $209	332	-
NET INCOME	2,929	5,926

OTHER COMPREHENSIVE LOSS, net of tax benefit of $62	(99)	-
COMPREHENSIVE INCOME	$2,830	$5,926

EARNINGS PER SHARE:
Basic
Income from continuing operations	$0.06	$0.15
Income from discontinued operations	0.01	-
Net income	$0.07	$0.15
Diluted
Income from continuing operations	$0.06	$0.14
Income from discontinued operations	0.01	-
Net income	$0.07	$0.14

METROPOLITAN HEALTH NETWORKS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Six Months Ended June 30,
	2012	2011
	(unaudited)	(unaudited)
	(in thousands, except per share data)
REVENUE	$388,655	$191,986

MEDICAL EXPENSE
Medical claims expense	293,355	147,213
Medical practice costs	28,972	9,001
Total Medical Expense	322,327	156,214
GROSS PROFIT	66,328	35,772

OPERATING EXPENSES
Payroll, payroll taxes and benefits	16,860	7,960
General and administrative	9,077	4,343
Marketing and advertising	387	120
Amortization of intangible assets	6,374	194
Total Operating Expenses	32,698	12,617
OPERATING INCOME	33,630	23,155
OTHER (EXPENSE) INCOME:
Interest expense	(16,362)	-
Investment income	6	464
Transaction costs	-	(1,015)
Other expense	-	(15)
Total Other (Expense) Income	(16,356)	(566)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	17,274	22,589
INCOME TAX EXPENSE	6,679	8,697
INCOME FROM CONTINUING OPERATIONS	10,595	13,892

INCOME FROM DISCONTINUED OPERATIONS, net of income tax expense of $155	246	-
NET INCOME	10,841	13,892

OTHER COMPREHENSIVE LOSS, net of tax benefit of $155	(246)	-
COMPREHENSIVE INCOME	$10,595	$13,892

EARNINGS PER SHARE:
Basic
Income from continuing operations	$0.25	$0.35
Income from discontinued operations	0.01	-
Net income	$0.26	$0.35
Diluted
Income from continuing operations	$0.23	$0.33
Income from discontinued operations	0.01	-
Net income	$0.24	$0.33

METROPOLITAN HEALTH NETWORKS, INC AND SUBSIDIARIES
CONSOLIDATED ADJUSTED EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Income from continuing operations	$2,597	$5,926	$10,595	$13,892
Income tax expense	1,651	3,710	6,679	8,697
Net interest expense (income)	8,131	(281)	16,356	(464)
Depreciation and amortization	4,104	311	8,168	742
Stock-based compensation	1,135	629	1,899	1,329
Adjusted EBITDA From Continuing Operations	$17,618	$10,295	$43,697	$24,196

CONTACT:
Metropolitan Health Networks, Inc.
Michael Earley, 561-805-8500
Chairman & CEO
mearley@metcare.com
or
Al Palombo, 561-805-8511
SVP Corporate Communications
apalombo@metcare.com